THE INDUSTRY LEADERS FUND(R)
                           SHAREHOLDER SERVICING PLAN


This Shareholder Servicing Plan (the "Plan") is adopted by The Industry Leaders Fund,(R) a business trust organized under the laws of Delaware (the "Fund"), subject to the following terms and conditions:

Section 1. Annual Fees.

Shareholder Services Fee. The Fund may pay to Claremont Investment Partners(R), L.L.C. (the "Adviser") in a shareholder servicing fee under the Plan at the annual rate not to exceed 0.25% of the average daily net assets of the Fund for which the Service Provider provides services (the "Services Fee").

Subcontractors. The Adviser may use other persons that provide certain services to the Fund (each, a "Service Provider") to provide services under this Plan as the Adviser deems necessary and appropriate and the Adviser shall be responsible to pay such Service Providers.

Adjustment to Fees. The Fund may pay a Services Fee to the Service Provider at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and each Service Provider and approved in the manner specified in Section 3 of this Plan.

Payment of Fees. The Services Fees will be calculated weekly and paid monthly by the Fund at the annual rates indicated above.

Section 2. Expenses Covered by the Plan.

Services Fees may be used by the Service Provider for payments to financial institutions, including the Adviser, and persons who provide administrative and support services to their customers who may from time to time beneficially own shares, which may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with service contractors;
(x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as the

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Fund may reasonably request to the extent the Service Provider is permitted to do so under applicable statutes, rules and regulations.

      Section 3. Approval of Trustees.

      Neither the Plan nor any related agreements will take effect until approved by a majority of the Board of Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan.

      Section 4. Continuance of the Plan.

      The Plan will continue in effect for two years from the initial date of effectiveness as it pertains to the Fund, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Fund.

      Section 5. Termination.

      The Plan may be terminated at any time (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or (ii) by a vote of the Trustees.

      Section 6. Amendments.

      No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 3 above.

      Section 7. Limit of Liability.

      The obligations of the Fund under this Plan, if any, shall not be binding upon the Trustees individually or upon shareholders of the Fund individually but shall be binding only upon the assets and property of the Fund.

      Section 8. Meanings of Certain Terms.

      As used in the Plan, the term "majority of the outstanding voting securities" will be deemed to have the same meaning that term has under the Investment Company Act of 1940, as amended, by the Securities and Exchange Commission.

Approved:   March 9, 2001


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                          SHAREHOLDER SERVICE AGREEMENT


                    Claremont Investment Partners(R), L.L.C.
                           104 Summit Avenue - Box 80
                                Summit, NJ 07902


The Industry Leaders Fund(R)
c/o Claremont Investment Partners(R), L.L.C.
104 Summit Avenue - Box 80
Summit, NJ 07902


Gentlemen:

            We desire to enter into an Agreement with The Industry Leaders Fund(R) (the "Fund") on behalf of the Fund to provide certain shareholder services and administration. Subject to the Fund's acceptance of this Agreement, the terms and conditions of this Agreement, shall be as follows:

            1. We shall provide for certain investors who purchase shares of the Fund as a result of their relationship to us ("Qualified Accounts") shareholder and administrative services. Such shareholder and administrative services may include, without limitation, some or all of the following: (i) answering inquiries regarding the Fund; (ii) assistance in changing dividend options, account designations and addresses; (iii) assistance in processing purchase and redemption transactions; and (iv) such other information and services as the Fund reasonably may request, to the extent we are permitted by applicable statute, rule or regulation to provide such information or services.

            2. We agree to make available to the Fund, upon the Fund's request, such information relating to our clients who are beneficial owners of Fund shares and their transactions in Fund shares as may be required by applicable laws and regulations or as may be reasonably requested by the Fund.

            3. We shall provide to the Fund copies of the lists of our clients or members of our organization, if any, and make available to the Fund any publications and other facilities of our organization for the placement of advertisements or promotional materials and sending information regarding the Fund, to enable the Fund to solicit for sale and to sell shares to such clients or members.

            4. We shall provide such facilities and personnel (which may be all or any part of the facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing information and services to shareholders maintaining Qualified Accounts, and to assist the Fund in servicing the Accounts of such shareholders.


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            5. Neither we nor any of our employees or agents are authorized to make any representation concerning Fund shares except those contained in the then-current Fund Prospectus, copies of which will be supplied by the Fund to us; and we shall have no authority to act as agent for the Fund.

            6. In consideration of the subtransfer agency services described herein, we shall be entitled to receive from the Fund fees as agreed to from time to time and as set forth on the attached Schedule A hereto at an annual rate equal to .25% of average net daily assets held in the Qualified Accounts maintained by us.

            7. The Fund reserves the right, at the Fund's discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Fund.

            8. This Agreement may be terminated at any time (without payment of any penalty) by a majority of the Trustees of the Fund (on not more than 60 days' written notice to us at our principal place of business). We, on 60 days' written notice addressed to the Fund at its principal place of business, may terminate this Agreement. The Fund may also terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. The Fund's failure to terminate for any cause shall not constitute a waiver of its right to terminate at a later date for any such cause.

            9. A copy of the Certificate of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

            10. All communications to the Fund shall be sent to the Fund at the address set forth above. Any notice to us shall be duly given if mailed or telegraphed to us at the address set forth below.

            11. This Agreement shall become effective as of the date when it is executed and dated by the Fund below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York.




                                       By: /s/ Gerald P. Sullivan
                                          ----------------------------------
                                       Title: President
                                       Claremont Investment Partners(R), L.L.C.

ACCEPTED:

The Industry Leaders Fund(R)


/s/ Gerald P. Sullivan
-----------------------------
Date President



______________________________
By:
Title:


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                                   Schedule A


      Service Provider                           Shareholder Service Fee
      ----------------                           -----------------------

      Claremont Investment Partners(R), L.L.C.    25 basis points on
                                                  Qualified Accounts


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